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Exhibit 10.25

CONSULTING AGREEMENT

        Consulting Agreement ("Agreement") dated as of December 6, 2004, but effective as provided in Paragraph 1(B), between UnitedGlobalCom, Inc., a Delaware corporation, (the "Company") and Mark L. Schneider ("MLS") who resides in London, England.

RECITALS

        MLS has agreed to serve as a consultant to the Company under the terms of this Agreement as specifically requested from time to time by the Chief Executive Officer of the Company. This Agreement is intended to describe the entire relationship between MLS and the Company with respect to his consulting services to the Company. MLS is simultaneously entering into a Severance, Non-Competition, Waiver and Release Agreement (the "Severance Agreement") with the Company that deals with, among other things, his resignation as an officer of chello media N.V.

        The Company provides broadband communications services (which includes, without limitation, any one or more of video programming and distribution, interactive television, telephone and Internet access services) ("Broadband Services") and operates related businesses throughout Europe and in other countries.

AGREEMENT

        For good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Company and MLS agree as follows.

        1.    Term, Effectiveness.

        (a)    Term.    The Company agrees to retain MLS and MLS agrees to serve the Company for a period beginning on January 1, 2005 ending December 31, 2006 (the "Consulting Period"). (References in this Agreement to the "Consulting Period" shall mean such two-year period, even if this Agreement is earlier terminated pursuant to Section 5.)

        (b)    Effectiveness of Agreement.    This Agreement shall become effective when the Severance Agreement described below becomes binding upon MLS, but not earlier than December 31, 2004. If the Severance Agreement has not become effective by January 1, 2005, this Agreement shall terminate.

        2.    Duties; Supervision.    For up to 90 days, including travel days, each calendar year, MLS will consult with the Company with respect to Broadband Services as specifically requested by the Chief Executive Officer ("CEO") of the Company or such other officer of the Company as the Chief Executive Officer shall from time-to-time designate as the officer responsible for the supervision of MLS's services hereunder (the CEO or designated officer is referred to hereafter as the "Executive Officer"). MLS shall report to the Executive Officer with respect to MLS's services hereunder and shall be subject to the Executive Officer's sole supervision. MLS may also provide services to entities in which the Company owns, directly or indirectly, an equity interest ("Related Companies") if specifically requested by the Executive Officer. MLS will also act as the Company's designated director at the request of the Executive Officer and agreement by MLS to so act, on the boards of one or more Related Companies (the "Board Companies") so long as the Executive Officer requests that MLS so act. In performing his duties hereunder, MLS will comply with applicable law and the Company's Code of Conduct.

        3.    Compensation; Reimbursements.

        (a)    Payments, Benefits.    The Company shall pay MLS an annual consulting fee of Euro 450,000 during the Consulting Period in equal quarterly installments, payable at the end of each calendar quarter for the preceding quarter. MLS shall be entitled to elect to continue coverage, at the Company's expense, under the Company's health and dental insurance for the period required by the Consolidated Omnibus Budget Reconciliation Act ("COBRA"). If MLS is not entitled to COBRA coverage during any period of this Agreement, the Company shall pay to MLS, as additional compensation, a monthly amount sufficient to allow MLS to obtain coverage comparable to what MLS was obtaining under COBRA. MLS will not be entitled to participate in the Company's Tax Equalization Policy ("Equalization Policy") or be entitled to any other benefits or perquisites provided by the Company to any of its officers or directors. Business and travel expenses shall be consistent with the Company's business expense policy.

        (b)    Office Expenses.    Until March 31, 2005, the Company will allow MLS the use of office space and administrative support at the Company's offices. During the remainder of the Consulting Period, the Company will reimburse MLS for reasonable office expenses of comparable quality approved in advance by the Executive Officer and incurred by MLS in London, England, including actual rent incurred by MLS for office space leased by him, salary of a secretary, expenses for office equipment and supplies, accounting services, an agreed upon percentage of communications costs, consistent with the Company's business expense policy, including cell phone and blackberry and the costs of forwarding email and similar correspondence to MLS's new contact details for an appropriate period of time to further a transition. MLS can use secretarial or other services of the Company only with prior approval of the Executive Officer.

        (c)    SARs.    The 412,000 stock appreciation rights ("SARs") with a base price of $2.87 and 412,000 SARs with a base price of $4.57 granted by the Company to MLS on October 7, 2003, pursuant to its Equity Incentive Plan that was effective September 1, 2003, (the "SARs Plan") that are held by MLS as of the date of this Agreement and that are not vested pursuant to the Severance Agreement, shall each vest in two equal annual installments on the anniversaries of this Agreement. Vesting may be accelerated as provided in Paragraph 5(d). If, as a result of changes in the tax laws in October 2004, the Company modifies the Equity Incentive Plan for its employees in relation to the SARs granted in October 2003, the Company will consider offering such modifications to MLS if the Company determines that it is reasonable and appropriate and that it can do so without any adverse legal or economic impact to the Company. If, as a result of changes in the tax laws in October 2004, the Company modifies the Equity Incentive Plan for its employees in relation to the SARs granted in October 2003, but determines that MLS cannot participate in that modification because of his status as a consultant, Company will consider a proposed modification from MLS that would apply to him as a consultant, if the Company determines that it is reasonable and appropriate and that it can do so without any adverse legal or economic impact to the Company.

        (d)    Expenses.    The Company shall pay directly or reimburse MLS for the reasonable amount of hotel, travel, entertainment and other expenses necessarily incurred by MLS in the discharge of duties specifically assigned by the Executive Officer hereunder and provided such duties and the expenses associated with such duties are approved in advance by the Executive Officer, upon submission and approval of written statements and bills in accordance with the then regular procedures and standards of the Company for reimbursement of expenses.

        (e)    No Director's Fees.    Unless specifically agreed otherwise, during the Consulting Period, MLS will not be separately compensated by the Company or any Related Company for his services as a director of the Board Companies, but MLS will be entitled to reimbursement of expenses incurred in performing his duties as a director of the Board Companies on the same basis that employees of the Company and its Related Companies are reimbursed for expenses that they incur as a director of the Board Companies.

        4.    Tax Liability.    MLS will be responsible for any and all taxes owed to any local, state and federal or foreign government agency as a result of any payments received under this Agreement and such payments shall not be subject to the Company's Tax Equalization Policy.

        5.    Termination.

        (a)   If during the term of this Agreement either

          (i)    (A) the Company shall determine that it is desirable to terminate this Agreement or (B) the Company shall breach any material term of this Agreement and shall fail to correct such breach within 20 days after notice by MLS to the Company of its commission of the breach; or

          (ii)   (A) MLS shall be convicted of a felony involving moral turpitude, (B) MLS shall breach any material term of this Agreement, and shall fail to correct such breach within 20 days after notice by the Company to MLS of such breach, or (C) MLS shall desire to terminate this Agreement other than pursuant to Subparagraph 5(a)(i)(B) above, then, and in each such case, either the Company or MLS (whichever is applicable) shall have the right to give notice of termination of MLS's services hereunder. This Agreement and MLS's services hereunder shall terminate on the date specified in such notice, which date shall not be sooner than the date such notice is given.

        (b)   If MLS shall die or be adjudicated insane or incompetent during the term of this Agreement, then this Agreement shall terminate on the date of MLS's death or adjudication, as applicable.

        (c)   In the case of a termination pursuant to Subparagraph 5(a)(ii), MLS shall be entitled to receive the compensation, benefits and reimbursements (including, without limitation, payment of office expenses) at the rates and at the times provided in Section 3 only to the date on which such termination is effective and shall not thereafter be entitled to any compensation, benefits or reimbursements under this Agreement and the remaining, unvested SARs shall be forfeited as provided in the SARs Plan.

        (d)   In the case of a termination pursuant to Subparagraph 5(a)(i) or Paragraph 5(b), (i) MLS or his personal representative shall be entitled to receive MLS's compensation, including all the benefits and payments described in Paragraph 3(a), after the date of termination at the rate and at the times provided in Section 3 to the end of the Consulting Period and (ii) all SARs held by MLS that are not vested as of the date of such termination shall immediately vest. MLS shall be solely responsible for any adverse tax consequences resulting from the vesting of SARs pursuant to this Agreement.

        6.    Confidentiality.    MLS agrees that during the Consulting Period (otherwise than in the performance of his duties hereunder) and thereafter, he shall use his reasonable efforts to prevent the public disclosure of any confidential or proprietary information concerning the business, accounts or finances of the Company or any Related Company that have come to his knowledge during his employment or consulting services with the Company or any Related Company, and which have not previously been publicly disclosed, except in response to a valid order of a court or other governmental body of the United States or otherwise required by applicable law, and only after providing the Company notice and the opportunity to respond to such third parties regarding such disclosure.

        7.    Delivery of Materials.    MLS agrees that at the request of the Company upon the termination of this Agreement he will deliver to the Company all documents, papers, materials and other property of the Company or any Related Company relating to their affairs, which may then be in his possession or under his control.

        8.    Remedies.

        (a)   Upon any material breach by MLS of the terms of this Agreement, the Company and any Related Company shall be entitled, in addition to any other remedies available to it if it so elects, to institute and prosecute proceedings at law or in equity to obtain damages with respect to such breach or to enjoin MLS from engaging in any activity in violation hereof. MLS agrees that any breach or threatened breach by MLS of any of Sections 6 or 7 hereof may cause immediate, irreparable injury to the Company and any affected Related Company and that money damages may not provide an adequate remedy for any such breach or threatened breach. Accordingly, MLS hereby agrees that upon any such breach or threatened breach by him of such Sections the Company or any affected Related Company shall be entitled, in addition to any other lawful remedies that may be available to it, to seek injunctive relief.

        (b)   The Company and any Related Company may, in addition to the remedies described in Paragraph 8(a), sue for damages for breach of this Agreement by MLS.

        (c)   MLS agrees that his sole and exclusive remedy for any breach of this agreement by the Company shall be the termination of this Agreement and, upon such termination, the receipt by him of any amounts due him hereunder as provided in Section 5.

        9.    Resignation from other Boards.    MLS hereby resigns from the boards of directors or other governing bodies of each Related Company and as an officer of each of them, and will resign as a director of any Board Company upon request of the Executive Officer.

        10.    Independent Contractor.    MLS will serve, pursuant to this Agreement, as an independent contractor and not as an employee of the Company or any Related Company. MLS shall not be entitled to unemployment insurance benefits, workers' compensation benefits or any other benefits not already included herein provided to employees of the Company; the Company will not withhold any taxes from MLS's compensation, nor will it make any FICA contributions on MLS's behalf, and MLS is obligated to pay federal, state and local income tax on any monies paid pursuant to this Agreement. Any and all tax withholdings and estimated or other tax payments relating to MLS's compensation under this Agreement will be solely the responsibility of MLS and MLS will defend and indemnify the Company from and against any and all losses or liabilities, including defense costs, arising out of MLS's failure to pay any taxes due with respect to monies paid pursuant to this Agreement. Although no currently required or anticipated, the Company reserves the right to withhold taxes from monies paid pursuant to this Agreement if it legally required to do so, and will notify MLS accordingly. This Agreement does not authorize MLS to act for the Company as its agent or to make commitments on behalf of the Company. MLS and the Company intend that an independent contractor relationship be created by this Agreement, and nothing herein shall be construed as creating an employer/employee relationship, partnership, joint venture or other business group or concerted action. MLS shall not hold himself out as an agent of the Company for any purpose, and shall have no authority to bind the Company to any obligation whatsoever.

        11.    Publicity.    The Company and MLS shall mutually agree upon any press release or similar public relations matters with respect to MLS's resignation from the Company and the terms of this Agreement. The Company may, however, make any press release or securities law filing or other disclosure concerning this Agreement and the Severance Agreement that its counsel advises is necessary or advisable without MLS's consent.

        12.    Survival.    The covenants, agreements, representations and warranties contained in or made pursuant to this Agreement shall survive termination of this Agreement as provided herein.

        13.    Notices.    All notices to be given hereunder shall be deemed duly given when delivered personally in writing, sent by fax to the numbers provided below, or five days after mailed, certified mail, return receipt requested, postage prepaid and addressed as follows:

        If to be given to the Company:

UnitedGlobalCom, Inc. 4643 South Ulster Street Suite 1300 Denver, Colorado 80237 Fax: (303) 770-8464 Attn: Chief Executive Officer cc: Legal Department

        If to be given to MLS:

Mark L. Schneider
UnitedGlobalCom, Inc. 4643 South Ulster Street Suite 1300 Denver, Colorado 80237 Telephone: (303) 220-6605 Fax: (303) 770-3464

or to any such address or fax number as either of the parties may furnish to the other in writing in accordance with this Section 13 except that notices of change of address or fax number shall not be deemed given until received.

        14.    Miscellaneous.    This Agreement may not be amended nor may any provision hereof be waived, except by an instrument in writing duly signed by the party sought to be charged with such amendment or waiver, and constitutes the entire agreement between the Company and MLS with respect to the subject matter hereof.

        15.    Controlling Law, Venue.    This Agreement shall be interpreted, governed and controlled by the internal laws of the State of Colorado, without reference to principles of conflict of laws. Except to obtain injunctive relief as provided in paragraph 8(a) above, any dispute arising out of or under this Agreement shall be resolved in an arbitration proceeding brought under the American Arbitration Association rules and procedures in effect at the time the proceeding is initiated and shall be heard in Denver, Colorado. Executive hereby consents to such jurisdiction and venue.

        16.    Taxes.    MLS agrees that he shall be solely responsible for all taxes, additions to tax, penalties and interest of any kind resulting from the actions contemplated by this Agreement and any other agreement associated with this Agreement.

        17.    Governing Law.    This Agreement is governed by the laws of the State of Colorado. Except as provided in paragraph 8(a) above, any dispute arising out of or under this Agreement shall be resolved in an arbitration proceeding brought under the American Arbitration Association rules and procedures in effect at the time the proceeding is initiated and shall be heard in Denver, Colorado. MLS hereby consents to such jurisdiction and venue.

        18.    Approval.    This Agreement has been approved by the Compensation Committee and the Related Party Committee of the Board of Directors of the Company.

UNITEDGLOBALCOM, INC.
By:	/s/ MICHAEL T. FRIES
	Name:	Michael T. Fries
	Title:	President & Chief Executive Officer

/s/ MARK L. SCHNEIDER Mark L. Schneider

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CONSULTING AGREEMENT